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                                  EXHIBIT 4.2
                          ENHANCED DEATH BENEFIT RIDER
                                     LR-162
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                     AMERICAN UNITED LIFE INSURANCE COMPANY(R)
                          ENHANCED DEATH BENEFIT RIDER


This rider is made part of the Contract to which it is attached and is effective on the Issue Date of the Contract. The benefits of this rider will cease upon termination of the Contract.

Benefit

The Death Proceeds Provision of the Contract is amended to read:

     Death Proceeds - The Death Proceeds under this Contract are the greatest of:

          1. the Account Value less any outstanding loan and accrued interest;

          2. the total Premiums paid less an adjustment for prior withdrawals, less any outstanding loan and accrued interest; and

          3. the greatest Account Value on any Contract Anniversary prior to the Owner's 86th birthday, less an adjustment for prior withdrawals, less any outstanding loan and accrued interest, plus Net Purchase Payments received after that Contract Anniversary.


Cost for the Rider

The cost for this rider is shown on the Policy Data Page. Charges cease upon termination of this rider.

[GRAPHIC OMITTED]

American United Life Insurance Company(R)




Secretary


LR-162                                                                     12-98